EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475
FAX (509) 747-1770

December 3, 2003

Entourage Mining Ltd.
625 Howe Street
Suite 1180
Vancouver, British Columbia
Canada V6C 2T6

RE: Registration Statement on Form F-1 (S.E.C. File No. ____________)

Gentlemen:

I have acted as counsel for Entourage Mining Ltd., a British Columbia corporation (the "Company"), in connection with the preparation of a registration statement on Form F-1 (the "Registration Statement") pursuant to the United States Securities Act of 1933, as amended (the "Act") to be filed with the United States Securities and Exchange Commission (the "SEC") in connection with a proposed public offering by certain shareholders of 881,000 shares of common stock, no par value per share. (the "Shares"). You have asked me to render our opinion as to the matters hereinafter set forth herein.

I have examined originals and copies, certified or otherwise, identified to my satisfaction, of all such agreements, certificates, and other statements of corporate officers and other representatives of the Company, and other documents as I have deemed necessary as a basis for this opinion. In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the province of British Columbia.

Based upon and subject to the foregoing, I am of the opinion that insofar as British Columbia law is concerned:

1) The Company is a corporation duly organized and validly existing under the laws of British Columbia.

2) The Shares to be sold as described in the Registration Statement have been duly authorized are legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and to the use of my name wherever appearing in the Registration Statement.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak